410 N. Michigan Ave. Chicago, Illinois 60611, U.S.A

News Announcement
For Immediate Release

Exhibit 99.1

Oil-Dri Board of Directors Declares Quarterly Dividends

CHICAGO-(December 11, 2018)-The Board of Directors of Oil-Dri Corporation of America (NYSE: ODC) today declared quarterly cash dividends of $0.24 per share of the Company’s Common Stock and $0.18 per share of the Company’s Class B Stock.

The dividends declared will be payable on March 1, 2019 to stockholders of record at the close of business on February 15, 2019. The Company has paid cash dividends continuously since 1974 and has increased dividends annually for fifteen consecutive years.

Oil-Dri expects to release earnings for its second quarter of fiscal 2019 after the close of the U.S. stock market on Monday, March 11, 2019 and to host an Investor Teleconference on Tuesday, March 12, 2019. Teleconference details will be communicated via web alert and posted on the Events page of the Company’s website (investors.oildri.com/events) approximately one week prior to the call.

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While Oil-Dri’s founding product was granular clay floor absorbents, it has since greatly diversified its portfolio. The Company’s mission to “Create Value from Sorbent Minerals” is supported by its wide array of consumer and business to business product offerings. In 2016, Oil-Dri celebrated its seventy-fifth year of business and looks forward to the next milestone. To learn more about the Company, visit oildri.com.

Reagan B. Culbertson
Investor Relations Manager
reagan.culbertson@oildri.com
(312) 321-1515